Exhibit 99.3

Newtek Business Services Adopts Fair Market Value Accounting for Capco Segment

New York, N.Y. - May 5, 2008 - Newtek Business Services, Inc. (NASDAQ: NEWT) (www.newtekbusinessservices.com), a provider of business services and financial products to the small- and medium-sized business market, today announced it has adopted SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”) in connection with certain of the financial elements of the Capco segment, commencing January 1, 2008.

Barry Sloane, chairman and chief executive officer of Newtek Business Services, Inc. said, “The adoption of SFAS 159 will realign our revenues and expenses, enabling us to significantly reduce the expected non-cash losses in the Capco segment in 2008 and thereafter. Additionally, in accordance with the adoption of this pronouncement, we will experience an approximate one-time $13.9 million after-tax reduction to our retained earnings and a $9.3 million reduction in our deferred tax liability. We firmly believe that reducing the expected non-cash losses in the Capco segment will simplify our financials and enable us to more accurately depict our operating businesses, which we anticipate will better communicate Newtek’s value to the investment community.”

In February 2007, the FASB issued SFAS 159 which permits companies to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company’s adoption of SFAS 159 will have a material non-cash effect on the Company’s statement of operations and financial position. The adoption will result in a decrease in future non-cash losses associated with the Capco segment and a one-time reduction of the Company’s retained earnings.

The unaudited table below for the Capco segment illustrates the Capco note related non-cash losses (income from tax credits less Capco note interest expense and amortization of prepaid insurance without giving effect to taxes) projected for 2008 through 2012 both without and with the adoption of SFAS 159.

(In thousands):	2008	2009	2010	2011	2012
Without adoption of SFAS 159: Projected non-cash loss	$(8,320)	$(6,283)	$(4,323)	$(2,692)	$(1,387)
With the Adoption of SFAS 159: Projected pro forma non-cash (loss) income	(645)	(303)	12	102	76
Improvement from SFAS 159 adoption	$7,675	$5,980	$4,335	$2,794	$1,463

About Newtek Business Services, Inc.

Newtek Business Services, Inc. is a direct distributor of a wide range of business services and financial products to the small- and medium-sized business market under the Newtek™ brand. Since 1999, Newtek has helped small- and medium-sized business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses, and to compete effectively in today’s marketplace. Newtek provides one or more of its services to over 87,000 business accounts, and has positioned the Newtek™ brand as a one-stop-shop provider of business services to the small- and medium-sized business market. According to the U.S. Small Business Administration, there are over 26.8 million small businesses in the United States, which in total represent 99.7 percent of all employer firms.

Newtek’s business service lines include:

•

Electronic Payment Processing: Electronic solutions to accept non-cash payments, including credit and debit cards, check conversion, remote deposit capture, ACH processing, and electronic gift and loyalty card programs.

•	Web Hosting: Full-service web host which offers shared and dedicated web hosting and related services including domain registration and online shopping cart tools.

•	Business Lending: Broad array of lending products including SBA 7(a), conventional commercial real estate and SBA 504 loans, business lines of credit, and business credit cards.

•	Insurance Services: Commercial and personal lines of insurance, including health and employee benefits in all 50 states, working with over 40 insurance carriers.

•	Web Design and Development: Customized web design and development services.

•	Data Backup, Storage and Retrieval: Fast, secure, off-site data backup, storage and retrieval designed to meet the specific regulatory and compliance needs of any business.

•	Accounts Receivable Financing: Receivable purchasing and financing services.

•	Payroll: Complete payroll management and processing services.

•	Outsourced Digital Bookkeeping: Bookkeeping and financial information management solutions.

•	Tax Preparation and Advisory Services: Expert tax planning and consultation for businesses.

•	Business Plan Preparation: Professional business plan development.

For more information, please visit www.newtekbusinessservices.com.

Contact:
Newtek Business Services, Inc.
Director, Investor Relations
Jayne L. Cavuoto
212-273-8193 jcavuoto@newtekbusinessservices.com